Exhibit 99.1

FG New America Acquisition Corp.

Balance Sheet

	October 2,	Pro Forma
	2020	Adjustments		As Adjusted
		(unaudited)		(unaudited)
ASSETS
Current assets
Cash	$1,209,735	$-		$1,209,735
Prepaid expenses	323,237	-		323,237
Total current assets	1,532,972	-		1,532,972

Cash held in trust account	230,625,000	12,750,000	(a)	243,375,000
TOTAL ASSETS	$232,157,972	$12,750,000		$244,907,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accrued offering costs	$112,000	$-		$112,000
Total current liabilities	112,000	-		112,000
TOTAL LIABILITIES	$112,000	$-		$112,000

COMMITMENTS AND CONTINGENCIES
Class A common stock, $0.0001 par value, subject to possible redemption, 22,012,194 and 23,287,194 shares at redemption value, actual and as adjusted, respectively	$225,624,990	$12,750,000	(b)	$238,374,990

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$-	$-		$-
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,062,806 and 1,069,181 shares issued and outstanding (excluding 22,012,194 and 23,287,194 shares subject to possible redemption), actual and as adjusted, respectively	106	127	(a)	107
		(127	)(b)
		1	(d)
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 and 5,943,750 shares issued and outstanding, actual and as adjusted, respectively	647	(53	)(c)	594
Additional paid-in capital	6,421,229	12,749,873	(a)	6,421,281
		(12,749,873	)(b)
		53	(c)
		(1	)(d)
Accumulated deficit	(1,000)			(1,000)
Total Stockholders' Equity	6,420,982	-		6,420,982
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$232,157,972	$12,750,000		$244,907,972

The accompanying notes are an integral part of these financial statements.

NOTE 1. CLOSING OF OVER-ALLOTMENT OPTION

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of FG New America Acquisition Corp. (the “Company”) as of October 2, 2020, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on October 14, 2020 as described below.

The Company consummated its initial public offering (the “IPO”) of 22,500,000 units (the “Units”) on October 2, 2020. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share.

In connection with the IPO, the underwriters were granted an option to purchase up to an additional 3,375,000 Units to cover over-allotments, if any. On October 14, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 Units, generating gross proceeds of $12,750,000. In connection with the partial exercise of the over-allotment option by the underwriters, FG New America Investors LLC forfeited 525,000 shares of Class B common stock and the Company issued an additional 6,375 Units to the underwriters.

Pro forma adjustments to reflect the partial exercise of the underwriters’ over-allotment option described above are as follows:

Pro Forma Entries		Debit	Credit

(a)	Cash held in trust account	$12,750,000
	Class A common stock		$127
	Additional paid-in capital		$12,749,873
	To record sale of 1,275,000 over-allotment Units at $10.00 per Unit

(b)	Class A common stock	$127
	Additional paid-in capital	$12,749,873
	Class A common stock subject to possible redemption		$12,750,000
	To reclassify Class A common stock out of permanent equity

(c)	Class B common stock	$53
	Additional paid-in capital		$53
	To record forfeiture of 525,000 Class B common stock upon partial exercise of underwriters over-allotment option

(d)	Additional paid-in capital	$1
	Class A common stock		$1
	To record issuance of additional 6,375 Units to underwriters upon partial exercise of over-allotment option